Exhibit 99.1

TRIBUNE PUBLISHING ADOPTS SHAREHOLDER RIGHTS PLAN

Company Committed to Protecting Shareholders’ Best Interests and Focused on

Executing Transformation Plan to Deliver Shareholder Value

CHICAGO, May 9, 2016 — Tribune Publishing Co. (NYSE: TPUB) today announced that its Board of Directors has adopted a limited duration Shareholder Rights Plan (“Rights Plan”).  The Rights Plan was adopted in response to the April 12, 2016 unsolicited acquisition proposal from Gannett Co., Inc. (NYSE: GCI) to acquire all the outstanding shares of Tribune Publishing common stock for $12.25 per share in cash and was designed to deter any attempt to obtain control of the Company in a manner or on terms that are not in the best interest of shareholders.

As announced on May 4, 2016, the Tribune Publishing Board of Directors, with the assistance of independent financial and legal advisors, unanimously determined that Gannett’s opportunistic proposal understates the Company’s true value, is not in the best interests of its shareholders and does not form the basis for future discussions.

“Based on Gannett’s approach and continued hostility, the Board is taking prudent measures to protect our shareholders’ best interests.  The Rights Plan ensures shareholders receive fair treatment and protection in connection with any proposal to acquire Tribune Publishing and retain the opportunity to realize the value of their investment in the Company,” said Justin Dearborn, Chief Executive Officer of Tribune. “Our Board is unanimous that Gannett will not succeed with its current tactics and low ball price. Tribune stakeholders deserve better and we are confident that the steps we are taking will create better opportunities for future value than engaging with Gannett under the current circumstances.”

Said Eddy Hartenstein, director and Chairman Emeritus of Tribune Publishing, “The Board believes in the strategy outlined shortly before Merrick Media invested in — and Michael Ferro and Justin Dearborn joined — the Company only 12 weeks ago to transform Tribune into a technology and content company.  The entire publishing industry has been turned upside down over the last few years and we believe in giving the team a reasonable period to execute on the compelling vision they have articulated. The Board’s decision to implement a rights plan will protect our shareholders from Gannett’s attempt to steal Tribune before that value can be realized.”

Said Chairman Michael Ferro, “Tribune’s assets and brands, including the Los Angeles Times and the Chicago Tribune, are worth far more than Gannett’s proposal, which is a non-starter.  We are focused now on supporting our team as they execute on our plan — we are going to support our outstanding journalists who create world class content — and we are working to create superior value for our shareholders.  We recognize that we need to move quickly and we are not going to let this noise from Gannett distract us.”

Under the terms of the Rights Plan, except in certain situations, the rights will be exercisable 10 days from the public announcement that a person or group has acquired 20% or more of Tribune’s common stock or has commenced a tender offer which would result in the ownership of 20% or more of Tribune’s common stock.  If the rights become exercisable and a person or group acquires 20% or more of Tribune’s common stock, each holder of a right, other than the person triggering the rights, will be entitled to receive upon exercise of a right that number of shares of the Company’s common stock having a market value of two times the exercise price of the right.  The Rights Plan will expire in one year.

Further details about the Rights Plan will be contained in a Form 8-K to be filed today with the Securities and Exchange Commission by the Company.

Goldman, Sachs & Co. and Lazard are acting as financial advisors and Kirkland & Ellis LLP is acting as legal advisor to Tribune Publishing.

About Tribune Publishing:

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

Investor Contact:	Press Contacts:
Kimbre Neidhart, 469-528-9366	Dana Meyer, 312-222-3308
kneidhart@tribpub.com	dmeyer@tribpub.com

(TPUB-F)